BINGHAM MCCUTCHEN LLP

150 Federal Street

Boston, MA 02110

November 12, 2004

MuniYield Pennsylvania Insured Fund

800 Scudders Mill Road

Plainsboro, New Jersey 08536

RE:    MuniYield Pennsylvania Insured Fund/Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to MuniYield Pennsylvania Insured Fund, a Massachusetts business trust (the “Fund”), in connection with Pre-Effective Amendment No. 1 to the Fund’s registration statement on Form N-2, to be filed with the Securities and Exchange Commission (the “Commission”) on or about November 12 2004 (as so amended, the “Registration Statement”) with respect to 560 shares of the Fund’s Auction Market Preferred Shares, Series C, with a liquidation preference of $25,000 per share (the “Shares”). You have requested that we deliver this opinion to you in connection with the Fund’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a) a certificate dated a recent date of the Secretary of the Commonwealth of Massachusetts as to the existence of the Fund;

(b) copies of the Fund’s Declaration of Trust and of all amendments thereto (the “Declaration”) on file in the office of the Secretary of the Commonwealth of Massachusetts;

(c) the form of the Fund’s Certificate of Designation Establishing Powers, Qualifications, Rights and Preferences of Auction Market Preferred Shares filed as an exhibit to the Registration Statement and included in the printer’s proof referred to in (e) below (the “Designation”);

(d) a certificate of the Secretary of the Fund, certifying as to, and attaching copies of, the Fund’s Declaration, Designation, By-Laws and draft minutes incorporating resolutions adopted by the Fund’s Board of Trustees at a meeting held on May 13, 2004 authorizing the issuance of the Shares (the “Resolutions”); and

MuniYield Pennsylvania Insured Fund

November 12, 2004

(e) a printer’s proof, which we received on November 12, 2004, of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

We note that the draft minutes incorporating the Resolutions, as attached to the certificate referenced in paragraph (d) above and reviewed by us in connection with rendering this opinion, include certain modifications that are expected to be approved by the Trustees at a meeting to be held on or about November 18, 2004, and we have assumed for the purposes of this opinion that such minutes, when finalized and approved by the Fund’s Trustees, will be in substantially the form attached to such certificate. We have also assumed that the Registration Statement will be duly filed with the Commission in substantially the form of the printer’s proof referred to in (e) above, that the Designation will be duly completed, executed and delivered in substantially the form included in such printer’s proof and in accordance with the Resolutions, and that the Designation will be duly filed with the office of the Secretary of the Commonwealth of Massachusetts. We have further assumed that, except as aforesaid, the Fund’s Declaration, Designation and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents. As to our opinion below relating to the valid existence of the Fund, our opinion relies entirely upon and is limited by the certificate referenced in paragraph (a) above.

This opinion is limited solely to the laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply. In addition, to the extent that the Fund’s Declaration, Designation or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Fund with such Act and such other laws and regulations.

MuniYield Pennsylvania Insured Fund

November 12, 2004

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1. The Fund has been formed and is validly existing under the Fund’s Declaration and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”

2. The Shares, when issued and sold in accordance with the Fund’s Declaration, Designation and By-Laws, will be legally issued, fully paid and nonassessable, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the reference to our name in the Registration Statement and in the prospectus forming a part thereof under the heading “Legal Opinions” and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bingham McCutchen LLP